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                         PURCHASE AND SALE AGREEMENT

                                                              September 24, 1997


    Subject to the terms and conditions contained herein, PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation ("Buyer"), agrees to purchase, and TACOMA DEVELOPMENT LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), agrees to sell the following, all of which are collectively referred to as the "Property":

    A. All of Seller's right, title and interest in and to that certain real property commonly known as Tacoma Central Shopping Center, legally described on Exhibit A hereto; and all of the Seller's right, title and interest in and to all rights, privileges, improvements and easements appurtenant to said real property;

    B. All leased equipment, signs and fixtures, if any, and all personal property owned by Seller which is located on or in or used exclusively in connection with the Property (the "Personal Property"); and

    C. All intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Property, including, without limitation, the Seller's interest in and to all tenant leases, subleases and tenancies, any service contracts and other agreements, records relating to the Property and rights relating to the ownership, use and operation of the Property, and all of Seller's right, title and interest in trade names, trademarks, and service marks, if any, designating or describing the Property.

    The terms and conditions of the sale are as follows:

    1. PURCHASE PRICE AND TERMS. The purchase price for the Property shall be EIGHTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($18,750,000.00), and shall be paid as follows:

         (a) At Closing, Buyer shall assume Seller's obligations which arise under a promissory note dated December 15, 1995, payable to NORTHWESTERN MUTUAL LIFE INSURANCE CO. in the original principal amount of $12,250,000 (the "NML Note") and under the deed of trust on the Property which secures the NML Note, recorded in Pierce County, Washington (the "NML Deed of Trust"), and shall receive a credit against the purchase price in an amount equal to the unpaid balance due on the NML Note at Closing; and

         (b) The Buyer shall pay Seller in cash or immediately available funds (including the earnest money deposit


Real Estate Purchase and Sale Agreement - 1
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earmarked for this transaction) at Closing the amount equal to the difference between the purchase price and the then existing unpaid balance of the Seller's obligations under the NML Note.

    2.   EARNEST MONEY DEPOSIT.

         (a) INITIAL DEPOSIT. As a condition of Mutual Acceptance (as defined in paragraph 5(e) below), Buyer shall deposit the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) with First American Title Insurance Company, 13010 N.E. 20th Street, #A, Bellevue, WA 98005 (the "Closing Agent"), with instructions to First American to deposit the funds into an insured interest bearing trust account. Of this deposit, $112,500 shall be earmarked and held by the Closing Agent as the initial earnest money deposit for this transaction, and the balance of the deposit shall be earmarked as the earnest money deposit for the purchases of the Other Properties (as defined below). All accrued interest shall be credited at Closing to Buyer, whose social security or tax I.D. number is ________________________. If this transaction fails to close, the interest shall be paid to the same party entitled to be paid the earnest money. If Buyer does not give Seller the Notice of Waiver of Certain Contingencies and make the Additional Deposit with the Closing Agent within the time and in the manner provided for in paragraphs 2(b) and 5(d), this Agreement shall be deemed terminated, the entire earnest money deposit shall be returned to Buyer, and Buyer and Seller shall have no further obligations hereunder.

         (b) ADDITIONAL DEPOSIT. If Buyer gives Seller the Notice of Waiver of Certain Contingencies, Buyer shall simultaneously deposit an additional $750,000 with the Closing Agent in immediately available funds as an additional earnest money deposit. The entire $1,000,000 deposited with the Closing Agent shall thereafter be held as an earnest money deposit, which shall be credited to Buyer, with interest at Closing. Except as otherwise provided in paragraphs 3, 4, 5 and 6 of this Agreement, if this transaction does not close thereafter, the earnest money deposit shall be disbursed by the Closing Agent as provided in paragraph 21.

         (c) EARMARKING. When the $1,000,000 mentioned in paragraph 2(b) has been deposited as earnest money, the sum of $450,000 shall be earmarked and held by the Closing Agent as the earnest money deposit for this transaction, and the balance of the funds shall be earmarked as the earnest money for the purchase of the Other Properties (as defined in paragraph 5(e)).

    3. FINANCING CONTINGENCY. Buyer's obligation to close is conditioned upon approval of Buyer's application to assume the NML Note and the NML Deed of Trust (collectively, the "NML

Real Estate Purchase and Sale Agreement - 2
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Loan") which has an approximate balance due of ELEVEN MILLION SEVEN HUNDRED
THOUSAND AND NO/100 DOLLARS ($11,700,000.00). Upon Mutual Acceptance of this Agreement, Seller shall immediately deliver to Buyer copies of the NML Loan documents for review and approval, which approval shall not be unreasonably withheld. Buyer shall be deemed to have approved all of the terms of the NML Loan documents unless Buyer gives notice of disapproval within ten (10) calendar days after receiving such documents. Assumption of the NML Loan by Buyer requires the consent of NORTHWESTERN MUTUAL LIFE INSURANCE CO. ("Northwestern Mutual"), and Buyer agrees to use commercially reasonable efforts to obtain such approval and shall apply for such consent within fifteen (15) days after receiving the NML Loan documents. This Agreement shall terminate and Buyer shall receive a refund of the earnest money unless Northwestern Mutual gives Buyer and/or Seller written notice prior to Closing stating that the consent of Northwestern Mutual to the loan assumption has been given; provided, however, that if the assumption is not so approved, Buyer may elect to pay the pre-payment penalty on the loan and close the transaction, in which case Seller will pay the loan in full at closing.
Buyer shall pay all title insurance fees, loan assumption fees and other fees and costs associated with the assumption by Buyer of the NML Loan.

    4. TITLE REVIEW. Within ten (10) calendar days of the date of Mutual Acceptance, Seller shall deliver or cause to be delivered to Buyer, an ALTA preliminary commitment for title insurance issued by First American Title Insurance Company on the Property and copies of all of the documents noted as title exceptions in the commitment. Buyer shall have twenty (20) calendar days after the receipt of the commitment within which to notify Seller in writing of Buyer's disapproval of any of the exceptions, encumbrances or defects shown in the commitment. Failure of Buyer to provide written notice of disapproval of any encumbrances or defects within the aforementioned time limit shall be deemed notice of approval.

    If Buyer objects to any exceptions, Seller shall, within ten (10) calendar days after receipt of Buyer's objections, deliver to Buyer written notice that either (a) Seller will, at Seller's expense, attempt to remove the exceptions to which Buyer has objected before the Closing Date or (b) Seller is unwilling or unable to eliminate said exceptions. If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to terminate this Agreement and receive back the entire earnest money, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, Buyer may elect to purchase the Property subject to such exceptions.

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    5.   INSPECTION CONTINGENCIES.  Buyer's obligation to purchase the
Property is conditioned and contingent upon Buyer's satisfaction with the following:

         (a) BOOKS, RECORDS AND AGREEMENTS. Seller agrees to provide Buyer with the items listed below for Buyer's review and evaluation as soon as practicable after Mutual Acceptance:

              (i) All rental agreements, leases, and all subleases, assignments, amendments and modifications thereto, and all service contracts, warranties, and other written agreements or notices which relate to the Property;

              (ii) Annual operating statements of the Property for the most recent three (3) full calendar years, as well as tenants' sales reports in Seller's possession or available to Seller and common area maintenance costs and collections for the same period;

              (iii) Copies of all CC&R's affecting the Property;

              (iv) A complete and current rent roll, including a schedule of all tenant deposits and fees;

              (v) The tax bills and assessment notices for the most recent tax year;

              (vi) Copies of all Certificates of Occupancy that are in Seller's possession;

              (vii) Copies of any surveys, environmental audits, soil studies, engineering studies, permits, and any and all other reports pertaining to the land or buildings constructed on the Property in Seller's possession; and

              (viii) Copies of any Tenant financial statements within Seller's possession.

              (ix) a schedule of all personal property;

              (x) copies of Seller's certificate of limited partnership and a good standing certificate;

              (xi) a schedule of filed, threatened, or potential litigation regarding the Property; and

              (xii) an aged receivables report for payments owed by Tenants and the leases current as of the date of Mutual Acceptance;

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    After the commencement of the Inspection Period (as defined below), Buyer may request copies of any other reports, studies or other documents relating to the Property which are in Seller's possession or reasonably available to Seller at little or no cost. Upon such request, Seller shall promptly provide Buyer with copies of the requested documents or permit Buyer access to Seller's records so as to review and copy the documents.

         (b) PHYSICAL INSPECTION. During the Inspection Period Seller shall permit Buyer or its agents, at Buyer's sole expense and risk, to enter upon the Property, as reasonably necessary and subject to the rights of tenants, to make inspections and investigations concerning the structural condition of the improvements, all mechanical, electrical and plumbing systems, hazardous materials (limited to a Phase I audit only without further consent of Seller, which consent shall not be unreasonably withheld or delayed), pest infestation, soils conditions, the roof and other matters pertaining to the condition of the Property. Buyer shall comply with all laws and regulations, including, without limitation, obtaining any necessary permits for any inspection of the Property. Any damage to the Property made by Buyer or any authorized person acting for or on behalf of Buyer shall be promptly repaired by Buyer, and Buyer shall put the Property back in the same condition as before the inspection or entry. Buyer agrees to indemnify and hold Seller harmless from all liens, costs, and expenses, including attorney's and expert's fees, arising from or relating to Buyer's entry onto and inspection of the Property.

         (c) FEASIBILITY. During the Inspection Period, Buyer, or its agents, may investigate whether any federal, state or local laws which may apply to the Property, such as the Americans with Disabilities Act or laws or regulations regarding sensitive areas, zoning, building codes, energy codes, energy conservation and the like affect the feasibility of the Property for Buyer's intended use, and shall be provided reasonable access to the Property and to Seller's records regarding the Property for purposes of this review.

         (d) INSPECTION PERIOD. Seller shall use best efforts to provide Buyer with all documents and things specified in paragraphs 5(a)(i)-(xii) as soon as reasonably practicable after Mutual Acceptance. Buyer shall have forty-five (45) calendar days following receipt of all documents and things specified in paragraphs 5(a)(i)-(xii) within which to investigate all of the documents, things and conditions specified in paragraphs 5(a), (b) and (c), or any other matter pertaining to the Property which may be of concern to Buyer (the "Inspection Period"). If Buyer decides to waive the contingencies set forth in paragraphs 5(a), (b) and (c) and intends to close the purchase and sale of the Property as specified in this Agreement, Buyer shall indicate its decision

Real Estate Purchase and Sale Agreement - 5
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to do so by giving Seller written notice (the Notice of Waiver of Certain
Contingencies) and simultaneously depositing the additional earnest money deposit with the Closing Agent as provided in paragraph 2(b) on or before the last day of the Inspection Period. If Buyer fails to either give Seller the Notice of Waiver of Contingencies or to deposit the additional earnest money deposit with the Closing Agent within the time specified, this Agreement shall be deemed terminated, Buyer's entire earnest money deposit shall be returned to Buyer, and Buyer and Seller shall have no further obligations hereunder.

         (e) INSPECTION OF OTHER PROPERTIES. At the same time as this Agreement is signed, Buyer will be entering into purchase and sale agreements to purchase Claremont Village Shopping Center in Snohomish County, Washington, and Olympia West Plaza Shopping Center in Thurston County, Washington, collectively, the "Other Properties." Mutual Acceptance of this Agreement will occur only when:

              (i)    Seller and Buyer have signed this Agreement;

              (ii) Buyer has entered into written agreements with regard to the purchase and sale of the Other Properties;

              (iii) Buyer has deposited the initial earnest money deposit with the Closing Agent as provided in paragraph 2(a) hereof. Each of the purchase and sale agreements for the Other Properties will also have an inspection period of forty-five (45) calendar days which will commence when the seller of each of the Other Properties has delivered documents such as those described in paragraph 5(a) hereof to Buyer. If those documents are delivered by the respective sellers on a date after the date Seller has delivered its documents under paragraph 5(a) of this Agreement, the Inspection Period under this Agreement shall be extended by the same number of days. Furthermore, Closing under this Agreement is contingent upon Buyer waiving all contingencies under the purchase and sale agreements for the Other Properties within the Inspection Period under this Agreement, as it may be extended.

    6.   ADDITIONAL CONDITIONS TO CLOSING.

         (a) TENANT ESTOPPEL CERTIFICATES. Buyer's obligation to purchase the Property is conditioned upon Seller obtaining and delivering to Buyer at or before Closing estoppel certificates from each tenant at the Property occupying more than 3,000 square feet of space and seventy-five percent (75%) of all other Tenants occupying space on the Property. The estoppel certificates shall state:

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              (i)    The date of commencement and the scheduled date of
termination of the Lease;

              (ii) The amount of advance rentals or rent deposits paid to the Seller;

              (iii) The amount of monthly (or other periodic) rent paid to Seller;

              (iv) That the Lease is in full force and effect and that there have been no modifications or amendments thereto, or, if there have been any modifications, subleases, assignments or amendments, an explanation of the same;

              (v)    Square footage (if set forth in the Lease); and

              (vi) That there is no default under the terms of the Lease by Lessor or Lessee.

    In the event such estoppel certificates are not delivered to Buyer prior to Closing, Buyer may terminate this Agreement, in which event all earnest money, additional earnest money and accrued interest shall be paid to Buyer, and Buyer and Seller shall have no further obligations under this Agreement.

         (b) SIMULTANEOUS CLOSINGS. Both parties' obligations to close this transaction are conditioned upon the closing of this transaction and the closing of the purchase and sale of both of the Other Properties by Buyer occurring simultaneously. If for any reason the purchase of either of the Other Properties by Buyer does not close on the Closing Date specified herein, this transaction shall not close. If the other transaction did not close because of the fault of either Buyer or Seller, the other party shall have all of its remedies under this Agreement as a non-defaulting party. If the other transaction does not close for any reason other than the fault of Buyer or the default of Seller, this transaction shall terminate, Buyer's entire earnest money deposit shall be returned to Buyer, and Buyer and Seller shall have no further obligations hereunder.

    7. CLOSING. First American Title Insurance Company, as Closing Agent, shall conduct the Closing of the transaction. Immediately upon Mutual Acceptance, the parties hereto shall deposit with the Closing Agent this Agreement, and the earnest money deposit and within a reasonable time prior to Closing shall deposit such instruments and funds as are necessary to close the escrow and consummate the purchase and sale of the Property in the manner set forth in this Agreement. "Date of Closing," "Closing Date" or "Closing" shall mean the date upon which the deeds and documents given hereunder are filed of record and the sale proceeds are available to Seller, and

Real Estate Purchase and Sale Agreement - 7
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shall be no more than fifteen (15) calendar days after the last day of the
Inspection Period, but in any event no later than December 1, 1997, assuming substantially all documents and things specified in paragraphs 5(a)(i)-(xii) are delivered to Buyer on or before September 26, 1997. Time is of the essence in the performance of this Agreement.

    8. COSTS AND PRORATIONS. The Seller shall be responsible for the payment in full at Closing of any monetary encumbrances not to be assumed by Buyer. Ad valorem real estate taxes and personal property taxes for the year of Closing, rents, maintenance and service agreements, insurance, interest, lender's tax and insurance reserves, water and other utilities, and all other operating costs and revenues shall be prorated as of the Date of Closing. Special assessment liens which are not recoverable from tenants shall be paid by Seller at Closing. Buyer and Seller shall each pay one-half (1/2) of the escrow fees. Seller shall pay the excise tax charged in connection with the conveyance of the Property, together with the recording fee of any deed. Buyer shall pay the costs of the Loan assumption as provided in paragraph 3 and any use tax due in connection with the purchase of personal property. Seller shall deliver to Buyer at Closing all deposits and prepaid rent made under any leases assumed by Buyer.

    9.   RENT AND CAM.

         (a) RENT AND CAM COLLECTION. Rents and common area maintenance charges ("CAM charges") actually collected prior to Closing will be prorated as of Closing. Any rents, taxes and CAM charges owed by tenants for any period prior to Closing and unpaid at Closing shall remain the property of Seller, provided, however, that except as may be provided in paragraphs 9(b) and 13(b)(ii) to the contrary, Buyer shall diligently attempt to collect such arrears for Seller's account for a period of sixty (60) days after Closing. Buyer shall not be required to terminate a tenancy or evict a tenant in order to collect rent owed to Seller. Rent, taxes and CAM charges collected by Buyer after Closing from tenants who were in arrears on their pre-closing obligations shall be applied first to payments owed to the Seller for the pre-closing period, and the remainder paid to the Buyer.

         (b) PERCENTAGE RENT. As soon after December 31, 1997 as possible under the terms of the leases in question, Buyer and Seller shall calculate the total percentage rent due for 1997 from tenants at the Property. Percentage rent due in 1997 shall be prorated between Buyer and Seller on the basis of the number of days in 1997 that each party owned the Property. Within fifteen (15) days after collection of the 1997 percentage rent, Buyer shall pay Seller its prorata share, taking into account any percentage rent already paid to Seller for 1997.

Real Estate Purchase and Sale Agreement - 8
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         (c)  CAM RECONCILIATION.  If it is not possible to accurately reconcile CAM expenses for the Property and CAM collections from tenants at the Property as of the Closing Date, Seller will prepare a good faith estimated reconciliation as of Closing, and the parties will close on that basis. The parties will thereafter prepare a final post-Closing reconciliation of CAM expenses and collections as soon after Closing as practicable. The amount by which CAM collections exceed CAM expenses for the period prior to Closing shall be paid to Buyer, and the amount by which CAM expenses exceed CAM collections for such period shall be paid to Seller. Any payments due from Buyer or Seller as a result of a post-Closing reconciliation shall be paid within fifteen (15) days of the reconciliation.

    10. OPERATIONS; POSSESSION. Subject to paragraph 12 hereof, Seller shall deliver the Property in substantially the same condition at Closing as it was in at the time the inspection contingencies in paragraph 5 were removed, ordinary wear and tear excepted. During the Inspection Period and prior to Closing, Seller shall not enter into or modify any leases or agreements affecting the Property without Buyer's written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall be entitled to possession of the Property on the Date of Closing, subject to existing tenancies.

    11. TITLE INSURANCE AND TITLE. At Closing Seller shall pay for and deliver to Buyer an ALTA standard form owner's policy of title insurance naming Buyer as the insured, issued by First American Title Insurance Company in an amount equal to the purchase price and containing no exceptions or encumbrances other than those approved by Buyer pursuant to paragraph 4 and this paragraph 11. If Buyer wishes to obtain extended coverage, Buyer shall pay any additional premium for such extended coverage, and shall also pay the cost of any survey which may be required by the title insurance company as a condition of such coverage. At Closing Seller shall convey to Buyer good, marketable title to the Property, free of all liens, encumbrances or defects except as expressly approved or accepted by Buyer pursuant to paragraph 4 and this paragraph 11. Title shall be conveyed by statutory warranty deed.

    12. PERSONAL PROPERTY. This offer includes all appliances, furniture, fixtures, and equipment now on the Property owned by Seller and used in the operation of the Property, as well as all plans, permits, certificates, studies and similar documents and rights in Seller's possession or available to Seller at little or no cost. Title to the personal property shall be transferred by bill of sale in the form attached hereto as Exhibit B, free and clear of encumbrances except those approved by Buyer in paragraph 4 or paragraph 11. Buyer and Seller shall attempt to agree as to that portion of the Purchase Price attributable to the value of such personal

Real Estate Purchase and Sale Agreement - 9
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property as of the Closing Date, and if they are unable to agree, the value of the personal property shall be the personal property tax assessment value.

    13.  ASSUMPTION OF LEASES AND CONTRACTS.

         (a) ASSUMPTION. At Closing, Buyer shall assume all of Seller's obligations under the terms of each lease, contract and agreement which Buyer was given copies of under the terms of subparagraph 5(a) above, by executing the Assumption Agreement attached hereto as Exhibit C.

         (b)  POST-CLOSING COLLECTIONS.

              (i) JOINT USE PARKING AGREEMENT. Seller is a party to a Joint Use Parking Agreement dated November 18, 1987 and recorded under Pierce County Auditor's Recording No. 89711230229, under which Seller is entitled to be reimbursed by the other parties to that agreement for certain costs incurred by Seller in connection with the development of parking on the other party's property for the benefit of the Property. Seller's rights to reimbursement under the Joint Use Parking Agreement are not being sold to Buyer as part of this transaction, and Seller will retain all of its rights to be reimbursed under paragraph 5 of the Joint Use Parking Agreement. Seller's recorded conveyance of the Joint Use Parking Agreement to Buyer at Closing will reflect that Seller retains this right to reimbursement.

              (ii) THEATER DEFERRED RENT. The Third Amendment to Seller's lease with Plitt Theatres, Inc., a tenant at the Property, provides that the tenant shall pay the landlord certain amounts defined therein as Additional Deferred Rent Payments. In the event that any such Additional Deferred Rent Payments are paid by the tenant post-Closing, all amounts due for the pre-Closing period shall be paid to Seller and all amounts due for the post-Closing period shall be divided equally between Buyer and Seller. Buyer shall not modify the terms of said Third Amendment without Seller's consent. Seller may record an instrument reflecting this Agreement as an encumbrance on the Property at Closing.

    14. FIRPTA-TAX WITHHOLDING. If Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act, Seller agrees to sign a certification to this effect at Closing. If Seller is a foreign person and this transaction is not otherwise exempt from FIRPTA, the Closing Agent shall withhold from the sales proceeds the required amount and pay it to the Internal Revenue Service.

    15. RISK OF LOSS. In the event of material loss of or damage to the Property, or a portion thereof, prior to the Closing Date through casualty, taking by eminent domain or

Real Estate Purchase and Sale Agreement - 10
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otherwise, Buyer may terminate this Agreement and all Escrow Deposits shall be refunded, or Buyer may elect to purchase the Property in the condition existing at the Date of Closing. If Buyer elects to purchase the Property, Seller shall assign to Buyer at Closing all insurance proceeds and awards payable on account of the loss or damage as Buyer's sole compensation for the loss or damage. Seller shall not in any event be liable to restore the Property.

    16. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to and covenants with Buyer as follows, which representations and warranties shall survive Closing:

         (a) ORGANIZATION. Seller is duly organized and validly existing and in good standing under the laws of the State of Texas and is authorized to transact business in the State of Washington;

         (b) OWNERSHIP. Seller is the legal and equitable owner of the Property, with full right to convey the same, and Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property;

         (c) BINDING OBLIGATIONS. This Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing are, and at the time of Closing will be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms; will be sufficient to convey title; and will not violate any provisions of any agreement or judicial order to which Seller or the Property is subject.

         (d) HAZARDOUS SUBSTANCES. Except for substances stored, used or disposed of in the normal course of business in accordance with all applicable laws, regulations and ordinances, and except as disclosed to Buyer in writing by Seller prior to the end of the Inspection Period, Seller has no knowledge of (i) the presence, now or at any prior time, of any hazardous substances located on the Property; (ii) the presence, now or at any prior time, of any underground tank or vault on the Property; (iii) the use of the Property for storage of oils, petroleum byproducts or other hazardous materials; (iv) spills of any hazardous substance on the Property or from any adjacent property onto the Property; (v) the use of asbestos or other hazardous substances in the construction of any improvements located on the Property; or (vi) any notice of any violation or claimed violation of any law, rule or regulation relating to hazardous substances. As used herein, "Seller's knowledge" means the actual knowledge of the officers of Seller's general partners and Seller's property manager for the Property, Susan Benton.

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    "Hazardous substances" shall mean and include any chemical, compound, material, mixture, waste, or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any environmental laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity including any petroleum, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas). "Hazardous substances" shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, compound, or mixture which is
(i) asbestos, (ii) motor oil, gasoline, petroleum, or any petroleum by-product, (iii) designated as a "hazardous substance" pursuant to Section 1317 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251, ET SEQ.), (iv) defined as a "hazardous waste" pursuant to Section 6903 of the Federal Resource Conservation and Recovery Act, (42 U.S.C. Section 6901, ET SEQ., (v) defined as "hazardous substances" pursuant to Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, ET SEQ.,), or (vi) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); or in any and all amendments thereto in effect as of the Closing Date; or such chemicals, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable local, state or federal environmental laws.

         (e) DISCLAIMER. Seller makes no representations or warranties regarding the Property or this transaction except as may be expressly set forth in this Agreement. Seller shall not in any way be liable for or with respect to the condition of the personal property, the Property or any building, structures, or improvements thereon, their compliance with any applicable building, zoning, land use or fire laws or regulations, or the suitability of the Property for Buyer's intended use or for any use whatsoever. Except as otherwise provided in this Agreement, Buyer is purchasing the Property and the personal property "AS IS" and assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by casual inspection.
 Buyer has had or will have the opportunity prior to Closing to inspect the Property and the personal property and will be relying entirely thereon and on any consultant Buyer may retain.

         (f) GOVERNMENTAL COMPLIANCE. Except as otherwise disclosed to Buyer in writing, to Seller's knowledge (as defined in paragraph 16(d) above), without any duty to inves-


Real Estate Purchase and Sale Agreement - 12 tigate further, the Property and its current use comply with all laws, rules and regulations related to sensitive areas, zoning, building codes, energy codes, and energy conservation rules and regulations. Seller has not received any written notices and neither the officers of Seller's general partners nor Susan Benton, Seller's property manager, have received any oral notices that the Property or its current use are in violation of the Americans with Disabilities Act, or other federal, state or local laws which apply to the Property or its use, other than violations which have been cured.

    17. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to and covenants with Seller as follows, which representations and warranties shall survive Closing:

         (a) ORGANIZATION. Buyer is duly organized and validly existing and in good standing under the laws of the state of its incorporation and is duly authorized to transact business in the State of Washington;

         (b) BINDING OBLIGATIONS. This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing are, and at the time of Closing will be, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms; and will not violate any provisions of any agreement or judicial order to which Buyer is subject.

    18. AGENCY DISCLOSURE. At the signing of this Agreement, Argus Realty, Inc., represented Seller only, and Buyer was not represented by a real estate broker. Each party signing this Agreement confirms that prior oral and/or written disclosure of agency and a copy of the pamphlet "The Law of Real Estate Agency" was provided to it in this transaction. Seller has agreed to pay Argus Realty, Inc., a commission of $93,750.00 pursuant to the terms of a separate agreement and it shall be Seller's sole responsibility to pay the commission.

    19. ASSIGNMENT. Buyer may not assign this Agreement, or Buyer's rights hereunder, without Seller's prior written consent, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

    20. LIKE-KIND EXCHANGE. Either party may elect to sell/buy the Property as part of a like-kind exchange under IRC Section 1031, by giving written notice to the other party at least twenty (20) days prior to the Closing Date, provided that: The non-exchanging party shall not incur any costs or additional obligations as a result of the exchange; the

Real Estate Purchase and Sale Agreement - 13 exchange shall not increase or decrease the amounts to be paid or received under the terms of this Agreement; the closing on the exchange property shall occur contemporaneously with the Closing provided for in this Agreement; and the electing party shall indemnify and hold the other party harmless from any and all liabilities, claims, losses or actions, including attorney's fees, which the other party incurs or to which it may be exposed as a result of its participation in the contemplated exchange. This Agreement is not subject to or contingent upon the electing party's ability to effectuate an exchange.
In the event any desired exchange should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

    21. DEFAULT. In the event the Buyer fails, without legal excuse, to complete purchase of the Property, the entire $1,000,000 earnest money deposit made by Buyer shall be forfeited to the Seller as the sole and exclusive remedy available to the Seller for such failure. The failure of this transaction to close because of Buyer's breach of its agreement to purchase one of the Other Properties shall be a breach of this Agreement. The parties understand and acknowledge that the Seller shall not have any other remedies which would otherwise be available to Seller at law or in equity as a result of such failure of the Buyer, and that the amount forfeited will be paid to Seller regardless of whether the Seller incurs any actual damages.

    22. DEFAULT BY SELLER. After the Conditions are timely waived or satisfied, if Seller neglects or refuses to timely close this transaction, then Buyer (in Buyer's sole discretion) shall be entitled to the immediate return of the earnest money deposit, additional earnest money deposit, and all accrued interest, and shall also have the following options:

         (a)  Buyer may seek damages;

         (b) Buyer may terminate this Agreement, and this Agreement will become null, void, and of no further force or effect;

         (c)  Buyer may seek specific performance of this Agreement; or

         (d)  Buyer may seek any other remedy provided under applicable law.

The remedies given to Buyer are not exclusive but shall be cumulative with and in addition to all remedies now or hereafter at law or equity.

    23. NOTICES. Any communication, notice, or demand of any kind whatsoever that either party may be required or may desire to give to or serve upon the other shall be in writing, addressed to the parties at the addresses set forth below, and

Real Estate Purchase and Sale Agreement - 14 delivered by personal service, by Federal Express or other reputable overnight delivery service, by facsimile transmission, or by registered or certified mail, postage prepaid, return receipt requested. Any such notice shall be deemed delivered as follows: (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if sent by Federal Express or other reputable overnight delivery service, the date of delivery to the address of the person to receive such notice; (c) if sent by facsimile transmission, on the Business Day transmitted to the person to receive such notice; or (d) if mailed, three (3) calendar days after depositing same in the mail. Any notice sent by facsimile transmission must be confirmed by personally delivering or mailing a copy of the notice sent by facsimile transmission. Any party may change its address for notice by written notice given to the other.

    24. NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    25. FURTHER ACTS. Each party, at the request of the other, shall execute, acknowledge (if appropriate), and deliver whatever additional documents, and do such other additional acts, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

    26. APPLICABLE LAW; ATTORNEYS' FEES. This Agreement shall be governed by the laws of the State of Washington and any question arising hereunder shall be construed and determined according to such laws. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, including without limitation any litigation or arbitration through all appeals, the prevailing party shall be entitled to recover its reasonable expenses, costs and attorneys' fees from the non-prevailing party.

    27. ENTIRE AGREEMENT; ADDENDA. There are no oral or other agreements, including but not limited to any representations or warranties, which modify or affect this Agreement. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Property. This Agreement may be amended or supplemented only by an agreement in writing executed by both parties to this Agreement.

    28. SURVIVAL OF WARRANTIES. All warranties, representations, disclaimers, acknowledgments, covenants, rights and obligations contained herein shall survive the recordation of the deed and the Closing of escrow.

Real Estate Purchase and Sale Agreement - 15

    29. DELIVERY OF DOCUMENTS TO SELLER. In the event that this transaction does not close for any reason, Buyer shall return to Seller all of the documents which Seller has delivered to Buyer for its review and evaluation as part of its due diligence. Buyer shall also deliver to Seller, at no cost to Seller, copies of all consultants' and experts' reports which Buyer has obtained relating to the Property.

    30. CONFIDENTIALITY. Each party will use good faith efforts to keep confidential this Agreement, the terms of this transaction, and the matters relating to the other party (or the other party's assets) disclosed in the course of this transaction (other than information which is a matter of public knowledge or may be obtained from sources readily available to the public). However, such matters may be disclosed to either party's directors, officers, partners, attorneys, accountants, consultants, agents and employees who are assisting in the evaluation and completion of this transaction.

    31. AUDIT RESPONSIBILITIES. From time to time, both before and after Closing, Buyer may be engaged in financing and other transactions which will require that both Buyer and the operation of the Property be audited as to then current and past operations of the Property, including periods of time during which Seller owned the Property. As a material inducement for Buyer to enter into this Agreement, Seller agrees that upon written request of Buyer, Seller shall render its timely and cooperative efforts to any such auditors in delivering such responses to inquiries and information as is within the knowledge or records of Seller with respect to the operations of the Property or which is within the control or reasonable ability of Seller to obtain, including, without limitation, operating statements and other financial information relevant to the Property and its operations. In addition to the foregoing, Seller shall sign and deliver to any such auditor, such reasonable representations regarding the accuracy of the information and documents provided to the auditor by Seller as may be requested by the auditor. If the time or expenses which Seller is required to spend in responding to and assisting the auditor can be provided at little or no cost to Seller, Seller will bear those costs. If the time and expenses exceed such amount, Buyer will pay Seller reasonable hourly rates for the time incurred by Seller's employees in connection with the audit and will reimburse Seller's expenses in connection with the audit.

    32. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts which may contain the signatures of less than all the parties, but all of which shall be construed together as a single document.

    The undersigned Buyer hereby offers and agrees to purchase the Property for the price and upon the terms and conditions set forth in this Agreement.

Real Estate Purchase and Sale Agreement - 16

                                 BUYER:

                                 PAN PACIFIC RETAIL PROPERTIES, INC.


                                      By
                                        --------------------------------
                                           Stuart A. Tanz
                                           Its President

                                 AND


                                      By
                                        --------------------------------
                                           David L. Adlard
                                           Its Executive Vice President

                                 Address:  1631-B South Melrose Drive
                                           Vista, CA  92083
                                 Telephone:  (760) 727-1002
                                 Fax:        (760) 727-1430

                                 DATE:
                                      ----------------------------------


Real Estate Purchase and Sale Agreement - 17

                                 SELLER:

                                 TACOMA DEVELOPMENT LIMITED PARTNERSHIP,
                                 a Texas Limited Partnership

                                      By ARGUS GROUP, LTD., General Partner



                                      By
                                        --------------------------------
                                      Its
                                         -------------------------------


                                      By SHER GP, INC., General Partner



                                      By
                                        --------------------------------
                                      Its
                                         -------------------------------


                                      By BB GENPAR, INC., General Partner



                                      By
                                        --------------------------------
                                      Its
                                         -------------------------------

                                 Address:  320 - 108th Ave. N.E., Suite 406
                                           Bellevue, WA  98004
                                 Telephone:  (425) 453-0324
                                 Fax:        (425) 455-4158

                                 DATE:
                                      ----------------------------------


Real Estate Purchase and Sale Agreement - 18